NEWS RELEASE

	Contacts:	Amir Barash, Vice President-IR Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe DRG&L / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon USA Reports First Quarter Results

Declares Quarterly Cash Dividend
Company schedules conference call for May 6, 2011 at 10:00 a.m. Eastern

DALLAS, TEXAS, May 5, 2011 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the first quarter of 2011. Net income for the first quarter of 2011 was $13.1 million, or $0.24 per share, compared to net loss of $(52.9) million, or $(0.98) per share, for the same period in the prior year. Excluding special items, Alon recorded net income of $18.7 million, or $0.34 per share, for the first quarter of 2011, compared to net loss of $(49.1) million, or $(0.91) per share, for the same period last year.
Jeff Morris commented, “We are very pleased with our operations during the first quarter of 2011. Big Spring refinery throughput in March averaged 65,000 barrels per day and the operating margin for the quarter was $19.50 per barrel. Krotz Springs refinery throughput in March averaged 72,000 barrels per day and the refinery operating margin for the quarter was $5.06 per barrel. We continue with our initiatives to significantly reduce our crude costs to the Krotz Springs refinery. In addition, we have identified small capital expenditure projects that will result in the improvement of the profitability of the Krotz Springs refinery. As previously discussed, we restarted our California refineries at the end of March and remain on schedule to begin production from the Bakersfield hydrocracker unit in June 2011.
"Our adjusted EBITDA for the first quarter of 2011 improved substantially to $98.5 million by having the Big Spring and Krotz Springs refineries operate near full capacity with the improved refining margin environment for the entire quarter.
“Our retail and branded marketing segment had adjusted EBITDA of $7.5 million in the first quarter of 2011 and over the last twelve months through March 31, 2011, adjusted EBITDA was $38.9 million.
“We are very encouraged by the current refining margin environment and look forward to having our California refining assets operational in full in June 2011.”
Special items for the first quarter of 2011 included an after-tax loss of $19.2 million for the loss associated with heating oil crack spread contracts and an after-tax gain of $13.5 million associated with a reduction in system inventories. Special items for the first quarter of 2010 include an after-tax loss of $3.9 million for the write-off of debt issuance costs associated with our prepayment of the Krotz Springs revolving credit facility.
The Big Spring refinery operating margin was $19.50 per barrel for the first quarter of 2011 compared to $4.91 per barrel for the same period in 2010. The increase is due to higher Gulf Coast 3/2/1 crack spreads, improved operating efficiencies at higher throughputs and a widening of the sweet/sour differentials. The Krotz Springs refinery operating margin was $5.06 per barrel for the first quarter of 2011. The Krotz Springs refinery was shut down in the first quarter of 2010 for turnaround and capital projects work.
The Big Spring refinery throughput for the first quarter 2011 averaged 62,181 barrels per day ("bpd") compared to 42,784 bpd in the first quarter of 2010. The Krotz Springs refinery throughput for the first quarter of 2011 averaged 73,457 bpd. As mentioned previously, the Krotz Springs refinery was shut down in the first quarter of 2010 for turnaround and capital projects work. The California refineries were shut down for most of the first quarter of 2011 to redeploy resources to expedite the integration of the Bakersfield hydrocracker unit to process vacuum gas oil produced at the California refineries.
The average Gulf Coast 3/2/1 crack spread was $18.09 per barrel for the first quarter of 2011 compared to $7.09 per barrel for the first quarter of 2010. Gulf Coast 2/1/1 high sulfur diesel crack spread averaged $18.38 per barrel for the first quarter of 2011 compared to $6.25 per barrel for the first quarter of 2010.
The average sweet/sour spread for the first quarter of 2011 was $4.10 per barrel compared to $1.88 per barrel for the same period in 2010. The average LLS to WTI spread for the first quarter of 2011 was $13.05 per barrel compared to $1.21 per barrel for the same period in 2010.
Asphalt margins for the first quarter of 2011 were $18.18 per ton compared to $(28.50) per ton for the first quarter of 2010. On a cash basis, asphalt margins in the first quarter of 2011 were $15.41 per ton compared to $14.44 per ton in the first quarter of 2010. The blended asphalt sales price increased 9.3% from $463.53 per ton in the first quarter of 2010 to $506.55 per ton in the first quarter of 2011 and the average non-blended asphalt sales price decreased 9.4% from $333.82 per ton in the first quarter of 2010 to $302.57 per ton in the first quarter of 2011. The price of WTI crude increased 19.5% from $78.75 per barrel in the first quarter of 2010 to $94.13 per barrel in the first quarter of 2011.
In addition, Alon USA is announcing today the following changes in executive management; effective May 3rd Paul Eisman was named CEO of the company in addition to his role as President and Jeff Morris was named as Vice Chairman of the Board of Directors and will continue to serve as an executive of the company. Jeff Morris said, “I am very pleased this transition is taking place. It has been my personal priority to transition out of the role of CEO after 10 years. I appreciate the Board of Directors allowing me to make this transition while also allowing me to continue in a leadership role in the company. I have known Paul for many years and believe there is no one better to lead our company. He is a skilled refiner and leader.” In addition Jeff Morris will be provided the opportunity to be the Chief Technology Officer and the right to invest up to 20% in a Clean Energy Research Company should Alon choose to form such an enterprise. Jeff Morris added, “I have long been interested in the coming transitions in transportation fuels and am excited to be able to spend more thoughtful time in this area.”
Paul Eisman followed Mr. Morris' comments and stated “I am excited and honored to be named the CEO of Alon USA, and thank the Board of Directors, David Wiessman, and Jeff Morris for the confidence that they've expressed by providing me this opportunity.  I am particularly pleased that Jeff will continue his involvement as Vice-Chairman of the Board. Since my arrival a year ago I have been continually impressed by the energy, abilities and achievements of our workforce.  We've accomplished a lot, but still have many opportunities in front of us.  I am looking forward to working with all of our employees to build upon the good foundation we have in place.”
Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on June 15, 2011, for stockholders of record on June 1, 2011.
CONFERENCE CALL
The Company has scheduled a conference call for Friday, May 6, 2011, at 10:00 a.m. Eastern, to discuss the first quarter 2011 results. To access the call, please dial 877-941-8609, or 480-629-9819, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through May 20, 2011, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4433502#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or email dmw@drg-l.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates more than 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the FINA brand at these locations and at over 600 distributor-serviced locations.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2010, IS UNAUDITED)	For the Three Months Ended
	March 31,
	2011	2010
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,651,104	$579,313
Operating costs and expenses:
Cost of sales	1,461,123	538,715
Direct operating expenses	56,923	61,444
Selling, general and administrative expenses (2)	34,330	31,807
Depreciation and amortization (3)	25,447	26,322
Total operating costs and expenses	1,577,823	658,288
Gain on disposition of assets	12	—
Operating income (loss)	73,293	(78,975)
Interest expense (4)	(20,440)	(26,585)
Equity loss of investees	(245)	(103)
Other income (loss), net (5)	(31,913)	14,204
Income (loss) before income tax expense (benefit) and non-controlling interest in income (loss) of subsidiaries	20,695	(91,459)
Income tax expense (benefit)	7,470	(34,713)
Income (loss) before non-controlling interest in income (loss) of subsidiaries	13,225	(56,746)
Non-controlling interest in income (loss) of subsidiaries	160	(3,804)
Net income (loss) available to common stockholders	$13,065	$(52,942)
Income (loss) per share, basic	$0.24	$(0.98)
Weighted average shares outstanding, basic (in thousands)	54,549	54,161
Income (loss) per share, diluted	$0.22	$(0.98)
Weighted average shares outstanding, diluted (in thousands)	60,484	54,161
Cash dividends per share	$0.04	$0.04
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$24,381	$(40,979)
Investing activities	(25,022)	(6,331)
Financing activities	48,399	14,433
OTHER DATA:
Adjusted net income (loss) available to common stockholders (6)	$18,746	$(49,068)
Income (loss) per share, excluding write-off of unamortized debt issuance costs, net of tax; loss associated with heating oil crack spread contracts, net of tax; gain from reduction in system inventories, net of tax; and gain on disposition of assets, net of tax (6)	$0.34	$(0.91)
Adjusted EBITDA (7)	98,489	(38,552)
Capital expenditures (8)	25,163	7,303
Capital expenditures for turnaround and chemical catalyst	185	10,009

	March 31, 2011	December 31, 2010
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$119,445	$71,687
Working capital	63,879	990
Total assets	2,199,796	2,088,521
Total debt	947,246	916,305
Total equity	373,968	341,767

REFINING AND UNBRANDED MARKETING SEGMENT
	For the Three Months Ended
	March 31,
	2011	2010
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$1,499,024	$483,040
Operating costs and expenses:
Cost of sales	1,345,021	463,864
Direct operating expenses	46,949	50,352
Selling, general and administrative expenses	7,728	6,388
Depreciation and amortization	20,037	20,954
Total operating costs and expenses	1,419,735	541,558
Operating income (loss)	$79,289	$(58,518)
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (10)	$19.50	$4.91
Refinery operating margin – CA Refineries (10)	N/A	(0.42)
Refinery operating margin – Krotz Springs (10)	5.06	N/A
Refinery direct operating expense – Big Spring (11)	4.13	6.57
Refinery direct operating expense – CA Refineries (11)	N/A	8.82
Refinery direct operating expense – Krotz Springs (11)	2.85	N/A
Capital expenditures	23,093	6,312
Capital expenditures for turnaround and chemical catalyst	185	10,009
PRICING STATISTICS:
WTI crude oil (per barrel)	$94.13	$78.75
WTS crude oil (per barrel)	90.03	76.87
Buena Vista crude oil (per barrel)	99.31	77.11
HLS crude oil (per barrel)	106.51	78.82
LLS crude oil (per barrel)	107.18	79.96
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$18.09	$7.09
West Coast (12)	24.59	10.12
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$18.38	$6.25
Crude oil differentials (per barrel):
WTI less WTS (13)	$4.10	$1.88
LLS less WTI (13)	13.05	1.21
WTI less Buena Vista (13)	(5.18)	1.64
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.595	$2.040
Gulf Coast ultra-low sulfur diesel	2.825	2.052
Gulf Coast high sulfur diesel	2.762	2.008
West Coast LA CARBOB (unleaded gasoline)	2.786	2.136
West Coast LA ultra-low sulfur diesel	2.907	2.076
Natural gas (per MMBTU)	4.20	4.99

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended
	March 31,
	2011		2010
	bpd	%	bpd	%
Refinery throughput:
Sour crude	52,124	83.8	35,978	84.1
Sweet crude	8,499	13.7	5,258	12.3
Blendstocks	1,558	2.5	1,548	3.6
Total refinery throughput (14)	62,181	100.0	42,784	100.0
Refinery production:
Gasoline	30,373	49.3	20,618	48.9
Diesel/jet	19,988	32.4	13,743	32.6
Asphalt	4,340	7.0	2,359	5.6
Petrochemicals	3,824	6.2	2,021	4.8
Other	3,165	5.1	3,396	8.1
Total refinery production (15)	61,690	100.0	42,137	100.0
Refinery utilization (16)		86.6%		64.8%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA REFINERIES	For the Three Months Ended
	March 31,
	2011		2010
	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	—	—	4,106	22.5
Heavy crude	—	—	13,740	75.2
Blendstocks	—	—	417	2.3
Total refinery throughput (14)	—	—	18,263	100.0
Refinery production:
Gasoline	—	—	2,469	14.0
Diesel/jet	—	—	3,370	19.1
Asphalt	—	—	6,163	34.9
Light unfinished	—	—	—	—
Heavy unfinished	—	—	5,259	29.8
Other	—	—	393	2.2
Total refinery production (15)	—	—	17,654	100.0
Refinery utilization (16)		—%		24.6%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended
	March 31,
	2011		2010
	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	52,930	72.0	—	—
Heavy sweet crude	19,224	26.2	—	—
Blendstocks	1,303	1.8	—	—
Total refinery throughput (14)	73,457	100.0	—	—
Refinery production:
Gasoline	31,175	42.4	—	—
Diesel/jet	34,542	46.9	—	—
Heavy Oils	1,659	2.3	—	—
Other	6,146	8.4	—	—
Total refinery production (15)	73,522	100.0	—	—
Refinery utilization (16)		86.8%		—%

ASPHALT SEGMENT
	For the Three Months Ended
	March 31,
	2011	2010
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$86,243	$67,141
Operating costs and expenses:
Cost of sales (17)	82,752	71,445
Direct operating expenses	9,974	11,092
Selling, general and administrative expenses	1,415	1,066
Depreciation and amortization	1,730	1,717
Total operating costs and expenses	95,871	85,320
Operating loss	$(9,628)	$(18,179)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (18)	138	129
Non-blended asphalt sales volume (tons in thousands) (19)	54	22
Blended asphalt sales price per ton (18)	$506.55	$463.53
Non-blended asphalt sales price per ton (19)	302.57	333.82
Asphalt margin per ton (20)	18.18	(28.50)
Capital expenditures	$660	$179

RETAIL AND BRANDED MARKETING SEGMENT
	For the Three Months Ended
	March 31,
	2011	2010
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$316,184	$226,028
Operating costs and expenses:
Cost of sales (17)	283,697	200,302
Selling, general and administrative expenses	24,999	24,165
Depreciation and amortization	3,277	3,420
Total operating costs and expenses	311,973	227,887
Gain on disposition of assets	12	—
Operating income (loss)	$4,223	$(1,859)
KEY OPERATING STATISTICS:
Branded fuel sales (thousands of gallons) (21)	85,570	70,469
Branded fuel margin (cents per gallon) (21)	3.7	4.2
Number of stores (end of period)	304	308
Retail fuel sales (thousands of gallons)	36,655	32,714
Retail fuel sales (thousands of gallons per site per month)	40	35
Retail fuel margin (cents per gallon) (22)	14.6	9.0
Retail fuel sales price (dollars per gallon) (23)	$3.19	$2.63
Merchandise sales	$68,001	$63,482
Merchandise sales (per site per month)	$75	$69
Merchandise margin (24)	33.1%	30.0%
Capital expenditures	$1,345	$397
________________

(1)
Includes excise taxes on sales by the retail and branded marketing segment of $14,218 and $12,786 for the three months ended March 31, 2011 and 2010, respectively. Includes net royalty and related net credit card fees of $1,419 and $773 for the three months ended March 31, 2011 and 2010, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $188 and $188 for the three months ended March 31, 2011 and 2010, respectively, which are not allocated to our three operating segments.

(3)	Includes corporate depreciation and amortization of $403 and $231 for the three months ended March 31, 2011 and 2010, respectively, which are not allocated to our three operating segments.

(4)
Interest expense of $26,585 for the three months ended March 31, 2010, includes a charge of $6,659 for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility.

(5)
Other income (loss) for the three months ended March 31, 2011 is substantially the loss on heating oil crack spread contracts. In the first quarter of 2010, Alon sold approximately two-thirds of its investment in Holly Energy Partners for $22,760, resulting in a gain of $8,047. Subsequently, Alon marked-to-market its remaining investment, resulting in an unrealized gain of $6,291.

(6)
The following table provides a reconciliation of net income (loss) available to common stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to common stockholders utilized in determining income (loss) per common share, excluding the after-tax loss on write-off of unamortized debt issuance costs, after-tax loss on heating oil crack spread contracts, after-tax gain from reduction in system inventories and after-tax gain on disposition of assets. Our management believes that the presentation of adjusted net income (loss) available to common stockholders and income (loss) per common share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company's operating results.

	For the Three Months Ended
	March 31,
	2011	2010
	(dollars in thousands)
Net income (loss) available to common stockholders	$13,065	$(52,942)
Plus: Write-off of unamortized debt issuance costs, net of tax	—	3,874
Plus: Loss on heating oil crack spread contracts, net of tax	19,196	—
Less: Gain from reduction in system inventories, net of tax	(13,508)	—
Less: Gain on disposition of assets, net of tax	(7)	—
Adjusted net income (loss) available to common stockholders	$18,746	$(49,068)
Income (loss) per share, excluding write-off of unamortized debt issuance costs, net of tax; loss associated with heating oil crack spread contracts, net of tax; gain from reduction in system inventories, net of tax; and gain on disposition of assets, net of tax	$0.34	$(0.91)

(7)
Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization, gain on disposition of assets and loss on heating oil crack spread contracts. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to common stockholders to Adjusted EBITDA for the three months ended March 31, 2011 and 2010, respectively:

	For the Three Months Ended
	March 31,
	2011	2010
	(dollars in thousands)
Net income (loss) available to common stockholders	$13,065	$(52,942)
Non-controlling interest in income (loss) of subsidiaries	160	(3,804)
Income tax expense (benefit)	7,470	(34,713)
Interest expense	20,440	26,585
Depreciation and amortization	25,447	26,322
Gain on disposition of assets	(12)	—
Loss on heating oil crack spread contracts	31,919	—
Adjusted EBITDA	$98,489	$(38,552)
Adjusted EBITDA for our retail and branded marketing segment is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry but is also subject to many of the limitations discussed above; therefore, Adjusted EBITDA for our retail and branded marketing segment should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. The following table reconciles operating income (loss) to Adjusted EBITDA for our retail and branded marketing segment for the three months ended March 31, 2011 and 2010, respectively:

RETAIL AND BRANDED MARKETING SEGMENT	For the Year Ended	For the Three Months Ended
	December 31,	March 31,
	2010	2011	2010
	(dollars in thousands)
Operating income (loss)	$19,801	$4,223	$(1,859)
Depreciation and amortization	13,440	3,277	3,420
Gain on disposition of assets	(286)	(12)	—
Adjusted EBITDA	$32,955	$7,488	$1,561
Adjusted EBITDA for our retail and branded marketing segment for the 12 months ended March 31, 2011 of $38,882 is equal to adjusted EBITDA for the year ended December 31, 2010, of $32,955, plus adjusted EBITDA for the three months ended March 31, 2011 of $7,488, less adjusted EBITDA for the three months ended March 31, 2010 of $1,561.

(8)	Includes corporate capital expenditures of $65 and $415 for the three months ended March 31, 2011 and 2010, respectively, which are not allocated to our three operating segments.

(9)
Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(10)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial unrealized hedge positions and inventory adjustments related to acquisitions) attributable to each refinery by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

(11)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes. Direct operating expenses related to the Bakersfield refinery of $1,512 have been excluded from the per barrel measurement calculation for the three months ended March 31, 2011.

(12)
A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline and LA ultra-low sulfur pipeline diesel and the market value of WTI crude oil.

A 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast high sulfur diesel 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of WTI crude oil.

(13)
The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI less Buena Vista spread represents the differential between the average value per barrel of WTI crude and the average value per barrel Buena Vista crude oil. The Light Louisiana Sweet (“LLS”) less WTI spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI.

(14)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(19)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(20)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(21)
Branded fuel sales represent branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The branded fuel sales margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(22)
Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(23)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(24)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.